Exhibit 10.134


                          LETTER OF CREDIT AGREEMENT

                                     among

                         READING & BATES CORPORATION,

                         READING & BATES DRILLING CO.,

                                      and

                       CHRISTIANIA BANK OG KREDITKASSE,
                                NEW YORK BRANCH

                     ____________________________________

                         Dated as of December 30, 1996

                     ____________________________________

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                               TABLE OF CONTENTS

                                                                          Page

SECTION 1.  Letters of Credit . . . . . . . . . . . . . . . . . . . . . .    1
      1.01  Letters of Credit . . . . . . . . . . . . . . . . . . . . . .    1
      1.02  Letter of Credit Requests; Request for Issuance of Letter of
              Credit  . . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1.03  Agreement to Repay Letter of Credit Payments  . . . . . . . .    2
      1.04  Increased Costs . . . . . . . . . . . . . . . . . . . . . . .    3
      1.05  Indemnities . . . . . . . . . . . . . . . . . . . . . . . . .    4

SECTION 2.  Fees; Commitments . . . . . . . . . . . . . . . . . . . . . .    4
      2.01  Fees; Commitments . . . . . . . . . . . . . . . . . . . . . .    4
      2.02  Voluntary Reduction of Commitments  . . . . . . . . . . . . .    5
      2.03  Mandatory Adjustments of Commitments, etc.  . . . . . . . . .    5

SECTION 3.  Payments  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
      3.01  Mandatory Prepayments . . . . . . . . . . . . . . . . . . . .    5
      3.02  Method and Place of Payment . . . . . . . . . . . . . . . . .    5
      3.03  Net Payments  . . . . . . . . . . . . . . . . . . . . . . . .    5

SECTION 4.  Conditions Precedent  . . . . . . . . . . . . . . . . . . . .    7
      4.01  Execution of Agreement  . . . . . . . . . . . . . . . . . . .    7
      4.02  No Default; Representations and Warranties  . . . . . . . . .    7
      4.03  Officer's Certificate . . . . . . . . . . . . . . . . . . . .    7
      4.04  Opinions of Counsel . . . . . . . . . . . . . . . . . . . . .    8
      4.05  Corporate Proceedings . . . . . . . . . . . . . . . . . . . .    8
      4.06  Adverse Change, etc.  . . . . . . . . . . . . . . . . . . . .    8
      4.07  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .    8
      4.08  Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .    9
      4.09  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

SECTION 5.  Representations, Warranties and Agreements  . . . . . . . . .    9
      5.01  Corporate Status  . . . . . . . . . . . . . . . . . . . . . .    9
      5.02  Corporate Power and Authority . . . . . . . . . . . . . . . .   10
      5.03  No Violation  . . . . . . . . . . . . . . . . . . . . . . . .   10
      5.04  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   10
      5.05  Use of Credit; Margin Regulations . . . . . . . . . . . . . .   10
      5.06  Governmental Approvals  . . . . . . . . . . . . . . . . . . .   11
      5.07  Investment Company Act  . . . . . . . . . . . . . . . . . . .   11
      5.08  Public Utility Holding Company Act  . . . . . . . . . . . . .   11
      5.09  True and Complete Disclosure  . . . . . . . . . . . . . . . .   11
      5.10  Financial Condition; Financial Statements; Projections  . . .   12
      5.11  Tax Returns and Payments  . . . . . . . . . . . . . . . . . .   12
      5.12  Compliance with ERISA . . . . . . . . . . . . . . . . . . . .   13
      5.13  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .   13
      5.14  Patents, etc. . . . . . . . . . . . . . . . . . . . . . . . .   13
      5.15  Pollution and Other Regulations . . . . . . . . . . . . . . .   14
      5.16  Properties  . . . . . . . . . . . . . . . . . . . . . . . . .   14
      5.17  Labor Relations . . . . . . . . . . . . . . . . . . . . . . .   15
      5.18  Existing Indebtedness . . . . . . . . . . . . . . . . . . . .   15

SECTION 6.  Affirmative Covenants . . . . . . . . . . . . . . . . . . . .   15
      6.01  Information Covenants . . . . . . . . . . . . . . . . . . . .   16
      6.02  Books, Records and Inspections  . . . . . . . . . . . . . . .   17
      6.03  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .   17
      6.04  Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . .   17
      6.05  Consolidated Corporate Franchises . . . . . . . . . . . . . .   18
      6.06  Compliance with Statutes, etc.  . . . . . . . . . . . . . . .   18
      6.07  Good Repair . . . . . . . . . . . . . . . . . . . . . . . . .   18
      6.08  End of Fiscal Years; Fiscal Quarters  . . . . . . . . . . . .   18
      6.09  Use of Credit . . . . . . . . . . . . . . . . . . . . . . . .   18
      6.10  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

SECTION 7.  Negative Covenants  . . . . . . . . . . . . . . . . . . . . .   19
      7.01  Changes in Business . . . . . . . . . . . . . . . . . . . . .   19
      7.02  Consolidation, Merger or Sale of Assets, etc. . . . . . . . .   20
      7.03  Liens on Assets . . . . . . . . . . . . . . . . . . . . . . .   20
      7.04  Dividends; Restrictions on Subsidiaries, etc. . . . . . . . .   20
      7.05  Transactions with Affiliates  . . . . . . . . . . . . . . . .   22
      7.06  Vessel Management; Registry . . . . . . . . . . . . . . . . .   22
      7.07  Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . .   23
      7.08  Working Capital . . . . . . . . . . . . . . . . . . . . . . .   23
      7.09  Leverage Ratio  . . . . . . . . . . . . . . . . . . . . . . .   23

SECTION 8.  Events of Default . . . . . . . . . . . . . . . . . . . . . .   23
      8.01  Payments  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      8.02  Representations, etc. . . . . . . . . . . . . . . . . . . . .   23
      8.03  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      8.04  Default Under Other Agreements  . . . . . . . . . . . . . . .   23
      8.05  Bankruptcy, etc.  . . . . . . . . . . . . . . . . . . . . . .   24
      8.06  Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . .   24
      8.07  Judgments . . . . . . . . . . . . . . . . . . . . . . . . . .   24
      8.08  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . .   25
      8.09  Change of Control . . . . . . . . . . . . . . . . . . . . . .   25

SECTION 9.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   25

SECTION 10.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . .   37
      10.01  Payment of Expenses, etc.  . . . . . . . . . . . . . . . . .   37
      10.02  Right of Setoff  . . . . . . . . . . . . . . . . . . . . . .   39
      10.03  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .   39
      10.04  Benefit of Agreement . . . . . . . . . . . . . . . . . . . .   39
      10.05  No Waiver; Remedies Cumulative . . . . . . . . . . . . . . .   40
      10.06  Calculations; Computations . . . . . . . . . . . . . . . . .   41
      10.07  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF
              JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . .   41
      10.08  Counterparts . . . . . . . . . . . . . . . . . . . . . . . .   42
      10.09  Effectiveness  . . . . . . . . . . . . . . . . . . . . . . .   42
      10.10  Headings Descriptive . . . . . . . . . . . . . . . . . . . .   42
      10.11  Amendment or Waiver  . . . . . . . . . . . . . . . . . . . .   42
      10.12  Survival . . . . . . . . . . . . . . . . . . . . . . . . . .   43
      10.13  Domicile of Letters of Credit  . . . . . . . . . . . . . . .   43
      10.14  Confidentiality  . . . . . . . . . . . . . . . . . . . . . .   43
      10.15  Registry . . . . . . . . . . . . . . . . . . . . . . . . . .   43

SECTION 11.  Holdings Guaranty  . . . . . . . . . . . . . . . . . . . . .   43
      11.01  The Guaranty . . . . . . . . . . . . . . . . . . . . . . . .   44
      11.02  Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . .   44
      11.03  Nature of Liability  . . . . . . . . . . . . . . . . . . . .   44
      11.04  Independent Obligation . . . . . . . . . . . . . . . . . . .   44
      11.05  Waiver of Notice, etc. . . . . . . . . . . . . . . . . . . .   45
      11.06  Authorization  . . . . . . . . . . . . . . . . . . . . . . .   45
      11.07  Reliance . . . . . . . . . . . . . . . . . . . . . . . . . .   46
      11.08  Subordination  . . . . . . . . . . . . . . . . . . . . . . .   46
      11.09  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .   46


ANNEX I       --  Existing Letters of Credit
ANNEX II      --  Subsidiaries
ANNEX III     --  Rigs and Vessels
ANNEX IV      --  Existing Indebtedness

EXHIBIT A     --  Form of Letter of Credit Request
EXHIBIT B     --  Form of Opinion of Wayne Hillin, Esq.
EXHIBIT C     --  Form of Officers' Certificate
EXHIBIT D     --  Form of Compliance Certificate

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            LETTER OF CREDIT AGREEMENT,  dated as of December 30,  1996, among
READING & BATES CORPORATION ("Holdings"), a Delaware corporation, READING & BATES DRILLING CO. (the "Obligor"), an Oklahoma corporation and CHRISTIANIA BANK OG KREDITKASSE, NEW YORK BRANCH (the "Bank"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 9 are used herein as so defined.


                             W I T N E S S E T H :


            WHEREAS, the Obligor desires to execute this Agreement for the purpose of (i) refinancing outstanding letters of credit under that certain credit agreement, dated as of November 13, 1996, among Holdings, the Obligor, various financial institutions, Banque Indosuez and Credit Lyonnais New York Branch, as documentation agents and the Bank, as administrative agent (as amended, modified or supplemented from time to time, the "Existing Credit Agreement") and (ii) supporting the issuance of new letters of credit for its account;

            WHEREAS, subject to and upon the terms and conditions herein set forth, including, without limitation, the guaranty by Holdings of all obligations of the Obligor under this Agreement, the Bank agrees to issue from time to time at the request and for the account of the Obligor the Letters of Credit described herein; and

            WHEREAS, Holdings will obtain benefits from the issuance of Letters of Credit to the Obligor under this Agreement and, accordingly, desires to execute this Agreement in order to satisfy the conditions described in the preceding paragraph and to induce the Bank to issue Letters of Credit for the account of the Obligor;


            NOW, THEREFORE, IT IS AGREED:


            SECTION 1.  Letters of Credit.

            1.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Obligor may request that the Bank at any time and from time to time on or after the Effective Date and prior to the Business Day immediately preceding the Maturity Date issue, for the account of the Obligor and in support of L/C Supportable Obligations, and subject to and upon the terms and conditions herein set forth, the Bank agrees to issue from time to time, irrevocable standby letters of credit denominated in US Dollars or any other currency acceptable to the Bank (subject to the provisions of
Section 1.01(b)) and in such form as may be approved by the Bank (each such standby letter of credit, a "Letter of Credit" and collectively, the "Letters of Credit"). Annex I contains a description of all letters of credit issued under the Existing Credit Agreement prior to the Effective Date and which will remain outstanding on the Effective Date. Each such letter of credit, including any extension thereof (each an "Existing Letter of Credit") shall constitute a "Letter of Credit" for all purposes of this Agreement and shall be deemed issued for purposes of Section 2.01 on the Effective Date.

            (b) Whenever the Bank issues a Letter of Credit in a currency other than US Dollars, the Letter of Credit Outstandings relating to such Letter of Credit at such time shall be calculated on the basis of the US
Dollar Equivalent of the Stated Amount of such Letter of Credit. Any US Dollar Equivalent established according to the preceding sentence shall remain in effect until such date as the calculation of the US Dollar Equivalent determined as above, if made on such date, would yield a US Dollar Equivalent which varies by greater than 10.0% from the US Dollar Equivalent then in effect, at which time the Letter of Credit Outstandings shall be adjusted to reflect the current US Dollar Equivalent of the Stated Amount of such Letter of Credit. Subsequent adjustments shall then be made on any date on which the current calculation of the US Dollar Equivalent would yield a result which varies by greater than 10.0% from the US Dollar Equivalent then in effect.

            (c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued, the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed $20,000,000 and (ii) no Letter of Credit shall have an expiry date later than the Business Day immediately preceding the Maturity Date.

            1.02 Letter of Credit Requests; Request for Issuance of Letter of Credit. (a) Whenever it desires that a Letter of Credit be issued, the Obligor shall give the Bank written notice (including by way of telecopier) in the form of Exhibit A prior to 1:00 P.M. (New York time) at least three Business Days (or such shorter period as may be acceptable to the Bank) prior to the proposed date of issuance (which shall be a Business Day) (each a "Letter of Credit Request"), which Letter of Credit Request shall include any documents that the Bank customarily requires in connection therewith.

            (b) The Bank shall, on the date of each issuance of a Letter of Credit by it, give the Obligor written or telephonic notice of the issuance of such Letter of Credit.

            1.03 Agreement to Repay Letter of Credit Payments. (a) The Obligor hereby agrees to reimburse the Bank, by making payment at the Payment Office, for any payment or disbursement made by the Bank under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date on which the Obligor is notified by the Bank of such payment or disbursement with interest on the amount so paid or disbursed by the Bank, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Bank is reimbursed therefor at a rate per annum which shall be the Base Rate as in effect on the date of such notice of payment or disbursements (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.

            (b) The Obligor's obligation under this Section 1.03 to reimburse the Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Obligor may have or have had against the Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (other than the failure of the Bank to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit) or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Obligor shall not be obligated to reimburse the Bank for any wrongful payment made by the Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Bank.

            1.04  Increased  Costs.  If  at any  time  after the  date  of the
Agreement, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Bank, or (ii) shall impose on the Bank any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Bank of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by the Bank hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate or basis of taxes or similar charges), then, upon demand to the Obligor by the Bank, the Obligor shall (to the extent applicable) pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction. A certificate submitted to the Obligor by the Bank setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Bank as aforesaid shall be conclusive and binding on the Obligor absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Obligor's obligations to pay additional amounts pursuant to this Section 1.04 upon the subsequent receipt thereof.

            1.05 Indemnities. The Obligor hereby agrees to reimburse and indemnify the Bank for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Bank in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that the Obligor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Bank's gross negligence or willful misconduct.

            SECTION 2.  Fees; Commitments.

            2.01 Fees; Commitments. (a) The Obligor agrees to pay to the Bank a fee in respect of each Letter of Credit (the "Letter of Credit Fee") computed at a rate per annum equal to 1.25% on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the first day of each January, April, July and October of each year and on the earlier of the Maturity Date or the date on which the Commitment is terminated and no Letters of Credit remain outstanding.

            (b) The Obligor agrees to pay to the Bank a commitment fee in respect of the Bank's Commitment hereunder (the "Commitment Fee") computed at the rate of .375% per annum on the daily Unutilized Commitment. Accrued Commitment Fees shall be due and payable quarterly in arrears on the first day of each January, April, July and October of each year and on the earlier of the Maturity Date or the date on which the Commitment is terminated and no Letters of Credit remain outstanding.

            (c) The Obligor agrees to pay directly to the Bank upon request the amount of any charges or expenses incurred by the Bank in connection with any confirmation of Letters of Credit by local banks requested by the Obligor or any beneficiary of any Letter of Credit.

            (d) The Obligor shall pay to the Bank on the Effective Date such fees as heretofore agreed in writing by the Obligor and the Bank, when and as due.

            (e)  All computations of  Fees shall  be made  in accordance  with
Section 10.06(b).

            2.02 Voluntary Reduction of Commitments. Upon at least thirty Days' prior written notice (or telephonic notice confirmed in writing) to the Bank at its Notice Office, the Obligor shall have the right, without premium or penalty, to terminate or partially reduce the Commitment, provided that (x) no such reduction shall reduce the Commitment to an amount that is less than the Letter of Credit Outstandings and (y) any partial reduction pursuant to this Section 2.02 shall be in the amount of at least $1,000,000.

            2.03 Mandatory Adjustments of Commitments, etc. The Commitment shall terminate on the earlier of (i) the Maturity Date, (ii) December 31, 1996, unless the Effective Date has occurred on or before such date and (iii) unless the Bank otherwise consents, the date on which any Change of Control occurs.


            SECTION 3.  Payments.

            3.01 Mandatory Prepayments. If on any date the aggregate amount of Letter of Credit Outstandings exceeds the Commitment then in effect, the Obligor shall pay to the Bank an amount in cash and/or Cash Equivalents equal to such excess (up to the aggregate amount of the Letter of Credit Outstandings at such time) and the Bank shall hold such payment as security for the obligations of the Obligor hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Bank (which shall permit certain investments in Cash Equivalents satisfactory to the Bank, until the proceeds are applied to the secured obligations).

            3.02 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Bank not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written notice by the Obligor to the Bank to make a payment from the funds in the Obligor's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

            3.03 Net Payments. (a) All payments made by the Obligor hereunder will be made without setoff, counterclaim or other defense. Except as provided in Section 3.03(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of the Bank pursuant to the laws of the jurisdiction in which it is organized or managed and controlled or the jurisdiction in which the principal office or applicable lending office of the Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Obligor agrees to pay the full amount of such Taxes, and such additional amounts, if any, as may be necessary so that every payment of all amounts due under this Agreement, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein. If any amounts are payable by the Obligor in respect of Taxes pursuant to the preceding sentence, the Obligor agrees to reimburse the Bank, upon the written request of the Bank, for taxes imposed on or measured by the net income or net profits of the Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of the Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of the Bank is located and for any withholding of taxes as the Bank shall determine are payable by, or withheld from, the Bank in respect of such amounts so paid to or on behalf of the Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of the Bank pursuant to this sentence. The Obligor will furnish to the Bank within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Obligor. The Obligor agrees to indemnify and hold harmless the Bank, and reimburse the Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by the Bank.

            (b) The Bank agrees to deliver to the Obligor on or prior to the date of this Agreement, two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to the Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement. In addition, the Bank agrees that from time to time after the date of this Agreement, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Obligor two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 and such other forms as may be required in order to confirm or establish the entitlement of the Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or it shall immediately notify the Obligor of its inability to deliver any such Form or Certificate. Notwithstanding anything to the contrary contained in Section 3.03(a), but subject to Section 10.04(b) and the immediately succeeding sentence, (x) the Obligor shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of the Bank for U.S. Federal income tax purposes to the extent that the Bank has not provided to the Obligor U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Obligor shall not be obligated pursuant to Section 3.03(a) hereof to gross-up payments to be made to the Bank in respect of income or similar taxes imposed by the United States if (I) the Bank has not provided to the Obligor the Internal Revenue Service Forms required to be provided to the Obligor pursuant to this Section 3.03(b). Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.03 and except as set forth in Section 10.04(b), the Obligor agrees to pay additional amounts and to indemnify the Bank in the manner set forth in Section 3.03(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the date of this Agreement in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes, provided the Bank shall provide to the Obligor any reasonably available applicable IRS tax form (reasonably similar in its simplicity and lack of detail to IRS Form 1001) necessary or appropriate for the exemption or reduction in the rate of such U.S. federal withholding tax.

            SECTION 4. Conditions Precedent. The obligation of the Bank to issue Letters of Credit hereunder, is subject, at the time of each such Credit Event (except as otherwise hereinafter indicated), to the satisfaction of each of the following conditions:

            4.01 Execution of Agreement. The Effective Date shall have occurred as provided in Section 10.09.

            4.02 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

            4.03 Officer's Certificate. On the Effective Date, the Bank shall have received a certificate dated such date signed by the President or any Vice President of the Obligor stating that there has been no Material Adverse Change in the financial condition of the Obligor or of Holdings and its Subsidiaries taken as a whole since the date of the last audited financial statements provided by Holdings or the Obligor to the Bank and that all of the applicable conditions set forth in Sections 4.02 and 4.08(a) exist as of such date.

            4.04 Opinions of Counsel. On the Effective Date, the Bank shall have received opinions, addressed to the Bank and dated the Effective Date, from (i) Wayne Hillin, Esq., General Counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit B.

            4.05 Corporate Proceedings. (a) On the Effective Date, the Bank shall have received from each Credit Party a certificate, dated the Effective Date, signed by the President or any Vice-President or other appropriate representative of such Credit Party in the form of Exhibit C with appropriate insertions and deletions, together with copies of the certificate of formation, the by-laws, or other organizational documents of such Credit Party and the resolutions, or such other administrative approval, of such Credit Party referred to in such certificate and all of the foregoing (including each such certificate of formation, certificate of incorporation and by-laws) shall be reasonably satisfactory to the Bank.

            (b) On the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contem-plated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Bank, and the Bank shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate pro-ceedings and governmental approvals, if any, which the Bank may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

            4.06 Adverse Change, etc. From December 31, 1995 to the Effective Date, nothing shall have occurred (and the Bank shall not have become aware of any facts or conditions not previously known) which the Bank shall determine (a) has, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Bank, or on the ability of Holdings, the Obligor or any Subsidiary to perform their respective obligations to the Bank, or (b) has, or is reasonably likely to have, a Material Adverse Effect.

            4.07 Litigation. On the Effective Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby or (b) which the Bank shall determine is reasonably likely to (i) have a Material Adverse Effect or (ii) have a material adverse effect on the rights or remedies of the Bank hereunder or under any other Credit Document or on the ability of Holdings or the Obligor to perform their respective obligations to the Bank hereunder or under any other Credit Document.

            4.08 Approvals. On the Effective Date, all material necessary governmental and third party approvals in connection with the transactions contemplated by the Credit Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents such transactions or imposes, in the reasonable judgment of the Bank, materially adverse conditions upon the consummation of such transactions.

            4.09 Fees. On the Effective Date, the Obligor shall have paid to the Bank all Fees and expenses agreed upon by such parties to be paid on or prior to such date.

            The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Holding and the Obligor to the Bank that all of the conditions specified above which are applicable in accordance with their express terms at the time of such acceptance exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 4, unless otherwise specified, shall be delivered to the Bank at its Notice Office and shall be satisfactory in form and substance to the Bank.

            SECTION 5. Representations, Warranties and Agreements. In order to induce the Bank to enter into this Agreement and to issue Letters of Credit provided for herein, each of Holdings and the Obligor makes the following representations and warranties to, and agreements with, the Bank, all of which shall survive the execution and delivery of this Agreement (with the making of each Credit Event thereafter being deemed to constitute a representation and warranty that the matters specified in this Section 5 are true and correct in all material respects on and as of the date of each such Credit Event unless such representation and warranty expressly indicates that it is being made as of any specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date):

            5.01 Corporate Status. Each Credit Party (i) is a duly organized and validly existing corporation in good standing under the laws of the juris-diction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged, except in such case where the failure to be so duly organized and validly existing in good standing and to have such corporate power and authority (x) is not reasonably likely to have a Material Adverse Effect and (y) is not reasonably likely to have a material adverse effect on the rights or remedies of the Bank or on the ability of Holdings or the Obligor to perform its obligations to the Bank hereunder and under the other Credit Documents to which it is a party, and (ii) has duly qualified and is authorized to do busi-ness and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

            5.02 Corporate Power and Authority. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Person in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

            5.03 No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality of the United States or any State thereof, (ii) will result in any breach of any of the terms, coven-ants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings, the Obligor or any of their respective Subsidiaries pursuant to the terms of, any material indenture, mortgage, deed of trust, agreement or other instrument to which Holdings, the Obligor or any of their respective Subsidiaries is a party or by which it or any of its property or assets are bound or to which it is subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of Holdings, the Obligor or any of their respective Subsidiaries.

            5.04 Litigation. There are no actions, suits or proceedings pending or, to the best of Holding's or the Obligor's knowledge threatened with respect to Holdings, the Obligor or any of their respective Subsidiaries
(i) that are likely to have a Material Adverse Effect or (ii) that are reasonably likely to have a material adverse effect on the rights or remedies of the Bank or on the ability of any Credit Party to perform its obligations to the Bank hereunder and under the other Credit Documents to which it is a party.

            5.05 Use of Credit; Margin Regulations. (a) All Letters of Credit issued hereunder shall be utilized to provide for the general corporate purposes of Holdings, the Obligor and their respective Subsidiaries.

            (b) Neither the issuance of any Letter of Credit hereunder, nor the use of any proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Letter of Credit will be used to purchase or carry any Margin Stock in violation of Regulation U or to extend credit for the purpose of purchasing or carrying any Margin Stock.

            5.06 Governmental Approvals. Except for the orders, consents, approvals, licenses, authorizations, validations, recordings, registrations and exemptions that have already been duly made or obtained and remain in full force and effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or
(ii) the legality, validity, binding effect or enforceability of any Credit Document.

            5.07 Investment Company Act. None of Holdings, the Obligor or any of their respective Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

            5.08 Public Utility Holding Company Act. None of Holdings, the Obligor or any of their respective Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the mean-ing of the Public Utility Holding Company Act of 1935, as amended.

            5.09 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings, the Obligor or any of their respective Subsidiaries in writing to the Bank for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to the Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The Projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Bank that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results. There is no fact known to Holdings or the Obligor which is reasonably likely to have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Bank for use in connection with the transactions contemplated hereby.

            5.10 Financial Condition; Financial Statements; Projections. (a) On and as of the Effective Date, on a pro forma basis after giving effect to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by Holdings and its Subsidiaries in connection therewith, (x) the sum of the assets, at a fair valuation, of Holdings and its Subsidiaries taken as a whole will exceed its debts, (y) Holdings and its Subsidiaries taken as a whole will not have incurred or intended to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) Holdings and its Subsidiaries taken as a whole will not have unreasonably small capital with which to conduct its business.

            (b) (i) The consolidated balance sheet of Holdings and its Subsidiaries at December 31, 1995 and the related consolidated statements of operations and cash flows of Holdings and its Subsidiaries for the fiscal year, as the case may be, ended as of said date, which have been examined by Arthur Andersen LLP, independent certified public accountants, who delivered an unqualified opinion in respect therewith, and (ii) the consolidated balance sheet of Holdings and its Subsidiaries as of September 30, 1996, copies of which have heretofore been furnished to the Bank, present fairly the financial position of such entities at the dates of said statements and the results for the period covered thereby in accordance with GAAP (or, in the case of the balance sheet, presents a good faith estimate of the consolidated financial condition of Holdings and its Subsidiaries at the date thereof), except to the extent provided in the notes to said financial statements and, in the case of the September 30, 1996 statements, subject to normal and recurring year-end audit adjustment. All such financial statements (other than the aforesaid balance sheet) have been prepared in accordance with generally accepted accounting principles and practices consistently applied except to the extent provided in the notes to said financial statements. Nothing has occurred since December 31, 1995 that has had or is reasonably likely to have a Material Adverse Effect.

            (c) Except as reflected in the financial statements and the notes thereto described in Section 5.10(b), there were as of the Effective Date no liabilities or obligations with respect to Holdings, the Obligor or any of their respective Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to Holdings and its Subsidiaries taken as a whole, except as incurred subsequent to December 31, 1995 in the ordinary course of business consistent with past practices.

            5.11 Tax Returns and Payments. Each of Holdings, the Obligor and each of their respective Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. Holdings, the Obligor and each of their respective Subsi-diaries has paid, or has provided adequate reserves with respect thereto, in accordance with GAAP, for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

            5.12 Compliance with ERISA. (a) Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to a Plan and a Foreign Pension Plan have been timely made; neither Holdings nor the Obligor nor any Subsidiary of the Obligor nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29),
4971, 4975 or 4980 of the Code or expects to incur any liability (including any indirect, contingent, or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to Holdings, the Obligor or any Subsidiary of the Obligor or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; or except as would reasonably be expected to have a Material Adverse Effect, no lien imposed under the Code or ERISA on the assets of the Obligor or any Subsidiary of the Obligor or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan; and Holdings, the Obligor and their respective Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to which are not properly recognized or disclosed in such entity's consolidated financial statements and notes related thereto.

            (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. None of Holdings, the Obligor or any of their respective Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan.

            5.13 Subsidiaries. Annex II lists each Subsidiary of Holdings (and the direct and indirect ownership interest of Holdings therein), in each case existing on the Effective Date.

            5.14 Patents, etc. Holdings and each of its Subsidiaries has obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their businesses taken as a whole as presently conducted.

            5.15 Pollution and Other Regulations. (a) Each of Holdings and its Subsidiaries is in substantial compliance with all applicable Environmental Laws governing its business for which failure to comply is reasonably likely to have a Material Adverse Effect, and neither Holdings nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. All licenses, permits, registrations or approvals required for the business of Holdings and each of its Subsidiaries, as conducted as of the Effective Date, under any Environmental Law have been secured and Holdings and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, regis-trations or approvals the failure to secure or to comply therewith is not likely to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any writ, order, judgment, injunction, or decree to which Holdings or such Subsidiary is a party or which would affect the ability of Holdings or such Subsidiary to operate any Real Property, offshore drilling rig or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, in the aggregate, have a Material Adverse Effect. There are as of the Effective Date no Environmental Claims pending or, to the best knowledge of Holdings and the Obligor, threatened, against Holdings or any of its Subsidiaries wherein an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property, offshore drilling rig or other facility owned or operated by Holdings or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against Holdings, any of its Subsidiaries or any Real Property, offshore drilling rig or other facility owned by Holdings or any of its Subsidiaries, or (ii) to cause such Real Property, offshore drilling rig or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that in-dividually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

            (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property, offshore drilling rig or other facility at any time owned or operated by Holdings or any of its Subsidiaries, or (ii) released on or from any such Real Property, offshore drilling rig or other facility, in each case where, to the best of Holdings' or the Obligor's knowledge, such occurrence or event individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

            5.16 Properties. (a) Holdings and each of its Subsidiaries has title to all material properties owned by them including all property reflected in the consolidated balance sheet of Holdings and its Subsidiaries as referred to in Section 5.10(b), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheet or in the notes thereto or
(ii) Permitted Liens.

            (b) Annex III sets forth all the offshore drilling rigs and other vessels owned or chartered by Holdings and each of its Subsidiaries on the Effective Date, and identifies the registered owner, flag, official or patent number, as the case may be, the home port, class, location and operating status on the Effective Date, and, if chartered-in by Holdings or any of its Subsidiaries, the name and address of the owner of such chartered-in vessel.

            5.17 Labor Relations. Neither Holdings nor its Subsidiaries is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the best of Holdings' or the Obligor's knowledge, threatened against any of them,
(ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the best of Holdings' or the Obligor's knowledge, threatened against Holdings or any of its Subsidiaries and (iii) no union representation petition existing with respect to the employees of Holdings or any of its Subsidiaries and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

            5.18 Existing Indebtedness. Annex IV sets forth a true and complete list of all Indebtedness of Holdings and each of its Subsidiaries on the Effective Date and which is to remain outstanding after the Effective Date (excluding the Letters of Credit, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

            SECTION 6. Affirmative Covenants. Holdings and the Obligor covenant and agree that on the Effective Date and thereafter for so long as this Agreement is in effect (and until the Commitments have terminated, no Letters of Credit are outstanding and all Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full):

            6.01 Information Covenants. Holdings and/or the Obligor will furnish to the Bank:

            (a) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of operations and of cash flows for such fiscal year, including the amount of Consolidated Capital Expenditures made during such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of Holdings and its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of Holdings and the Obligor, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

            (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year, the consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such quarterly period and the related consolidated statements of operations and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, including the amount of Consolidated Capital Expenditures made during such period, and in each case setting forth comparative consolidated figures for the related period in the prior fiscal year, all of which shall be unaudited, but certified by the chief financial officer or controller of Holdings, subject to changes resulting from audit and normal year-end audit adjustments.

            (c) Compliance Certificate. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a certificate of Holdings and/or the Obligor signed by its chief financial officer, controller or other Authorized Officer in the form of Exhibit D to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Section 7 as at the end of such fiscal period or year, as the case may be.

            (d) Notice of Default or Litigation. Promptly, and in any event within (x) three Business Days after Holdings or the Obligor obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Obligor proposes to take with respect thereto and (y) ten Business Days after the Obligor obtains knowledge thereof, notice of the commencement of or any significant development in any litigation or governmental proceeding pending against Holdings or the Obligor or any of their respective Subsidiaries which is likely to have a Material Adverse Effect or is likely to have a material adverse effect on the ability of Holdings or the Obligor to perform its obligations hereunder or under any other Credit Document.

            (e) Other Information. From time to time, such other information or documents (financial or otherwise) as the Bank may reasonably request.

            6.02 Books, Records and Inspections. Holdings will, and will cause each of its Subsidiaries to, permit, upon reasonable notice to the chief financial officer, controller or any other Authorized Officer of Holdings or the Obligor, officers and designated representatives of the Bank, to the extent necessary, to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and inter-vals and to such reasonable extent as the Bank may desire.

            6.03 Insurance. Holdings will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts with carriers of such insurance industry ratings, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice for similarly situated insureds.

            6.04 Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries, provided that neither Holdings nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

            6.05 Consolidated Corporate Franchises. Holdings will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and authority, unless the failure to do so is not reasonably likely to have a Material Adverse Effect, provided that any transaction permitted by Section 7.02 will not constitute a breach of this Section 6.05.

            6.06 Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which would not have a Material Adverse Effect or would not have a material adverse effect on the ability of any Credit Party to perform its obligations under any Credit Document to which it is party.

            6.07  Good  Repair.  Except for  offshore drilling  rigs currently under or scheduled to be repaired or which have been damaged or have suffered a casualty as to which (within a reasonable period of time) Holdings and/or the Obligor have not made a determination whether to replace or repair, or if the determination to replace or repair has been made, as to which such replacement or repairs are being undertaken, subject to availability of equipment, materials and/or repair facilities, Holdings will, and will cause each of its Subsidiaries to, keep its properties and equipment used or useful in its business, in whomsoever's possession they may be, in good repair, working order and condition, normal wear and tear excepted, and, subject to
Section 7.02, see that from time to time there are made in such properties and equipment all necessary and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto to the extent and in the manner useful or customary for companies in similar businesses.

            6.08 End of Fiscal Years; Fiscal Quarters. Holdings will, for financial reporting purposes, cause (i) each of its fiscal years to end on December 31 of each year and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

            6.09 Use of Credit. All Letters of Credit shall be used as provided in Section 5.05.

            6.10   ERISA.  As soon  as possible and,  in any event,  within 10 days after Holdings, the Obligor or any of their respective Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings or the Obligor will deliver to the Bank a certificate of the Chief Financial Officer of Holdings or the Obligor setting forth details as to such occurrence and the action, if any, that Holdings, the Obligor, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Holdings, the Obligor, such Subsidiary, the ERISA Affiliate, the PBGC, or a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 of ERISA with respect to a Plan; that a contribution required to be made to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that Holdings, the Obligor, any of their respective Subsidiaries or any ERISA Affiliate will or may incur any liability (including any indirect contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section
401(a)(29), 4971 or 4975  of the Code  or Section 409 or  502(i) or 502(l)  of
ERISA; or that Holdings, the Obligor or any Subsidiary may incur any material unrecognized liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). Upon request, Holdings or the Obligor will deliver to the Bank a complete copy of the annual report (Form 5500) of each Plan (including to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Bank pursuant to the first sentence hereof, copies of annual reports, and any material notices received by Holdings, the Obligor or any of their respective Subsidiaries or any ERISA Affiliate from any governmental agency with respect to any Plan shall be delivered to the Bank no later than 10 days after the date such report has been filed with the Internal Revenue Service or such notice has been received by Holdings, the Obligor, the Subsidiary or the ERISA Affiliate, as applicable.

            SECTION 7. Negative Covenants. Holdings and the Obligor hereby covenant and agree that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Commitment has terminated, no Letters of Credit are outstanding and all Unpaid Drawings, together with in-terest, Fees and all other Obligations incurred hereunder, are paid in full:

            7.01 Changes in Business. Holdings and the Obligor will not, and will not permit any of their respective Subsidiaries to, materially alter the character of the business of Holdings and its Subsidiaries taken as a whole from that conducted at the Effective Date (including any material expansion outside of the offshore contract drilling and production business), provided that this Section 7.01 shall not restrict the engaging in business ancillary to the offshore contract drilling and production business.

            7.02 Consolidation, Merger or Sale of Assets, etc. Neither Holdings nor the Obligor will wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or substantially all of its property or assets or agree to do any of the foregoing at any future time, except that the following shall be permitted:

            (a) Holdings may liquidate or dissolve or consolidate or merge into another entity, provided (i) Holdings is the successor or survivor in respect of such merger, and after giving effect thereto Holdings will be in full compliance with the terms of this Agreement and (ii) Standard & Poor's shall have affirmed in writing that such transaction will not impair Holdings' implied senior debt rating as such debt rating is in effect immediately prior to the announcement or consummation of such liquidation, dissolution, consolidation or merger;

            (b) other sales or dispositions of assets provided that (x) each such sale or disposition shall be in an amount at least equal to the fair market value thereof (as determined by the Board of Directors of the Borrower in the case of sales in excess of $20,000,000) and for proceeds consisting solely of not less than 100% cash in the case of assets constituting Collateral and (y) no such sale or disposition shall constitute the sale or disposition of all or substantially all of the combined assets of Holdings and its Subsidiaries taken together; and

            (c) other sales or dispositions of assets in each case to the extent the Bank has consented in writing thereto and subject to such conditions as may be set forth in such consent.

            7.03 Liens on Assets. Holdings and the Obligor will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien other than Permitted Liens.

            7.04 Dividends; Restrictions on Subsidiaries, etc. (a) Holdings will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends (i) payable solely in capital stock of Holdings or rights in respect thereof or (ii) constituting spin-offs of divisions or direct or indirect operating subsidiaries of Holdings (other than Arcade and the Obligor and their direct or indirect Subsidiaries) or return any capital to, the stockholders of Holdings or authorize or make any other distribution, payment or delivery of property or cash to the stockholders of Holdings as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of the capital stock of Holdings now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of Holdings, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by Holdings with respect to its capital stock) (all of the foregoing "Dividends"), except that:

           (i) Holdings may redeem or repurchase common stock of Holdings (or options to purchase such common stock) from (1) present or former officers, employees and directors of Holdings, the Obligor, or any of their Subsidiaries (or their estates) upon the death, permanent disabil-ity, retirement or termination of employment of any such Person or otherwise in accordance with any stock option plan or any employee stock ownership plan, or (2) stockholders of Holdings so long as the purpose of such purchase is to acquire common stock of Holdings for reissuance to new officers, employees and directors (or their estates) of Holdings, the Obligor or any of their respective Subsidiaries to the extent so reissued within 12 months of any such purchase, provided that in all such cases (x) no Default or Event of Default is then in existence or would arise therefrom, (y) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased in any calendar year does not exceed $15,000,000 plus proceeds of key man life insurance used for the purpose of repurchasing such common stock owned by such Person and, provided further, that in the event that Holdings sub-sequently resells to any member of its, or any Subsidiary's management, any shares redeemed or repurchased pursuant to this clause (i), the amount of repurchases Holdings may make from officers, employees and directors pursuant to this clause (i) shall be increased by an amount equal to any cash received by Holdings upon the resale of such shares;

          (ii) Holdings may pay or make Dividends on (i) existing Class A common stock (up to a maximum of $100 per annum) and (ii) any issue of preferred stock whether now existing or hereafter issued; and

         (iii) so long as no Default or Event of Default exists or would result therefrom, Holdings shall be permitted to pay or make Dividends in an amount not to exceed 50%, in the aggregate, of Consolidated Net Income on a cumulative basis beginning October 1, 1996.

            (b) Holdings and the Obligor will not, and will not permit any of the Subsidiary Guarantors to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary Guarantor to (a) pay dividends or make other dis-tributions or pay any Indebtedness owed to the Obligor or any Subsidiary
Guarantor, or (b) make loans or advances to the Obligor or any Subsidiary Guarantor, (c) transfer any of its properties or assets to the Obligor or any Subsidiary Guarantor or (B) the ability of the Obligor or any other Subsidiary Guarantor of the Obligor to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of:

           (i) this Agreement and the other Credit Documents;

          (ii) applicable law;

         (iii) customary   non-assignment  provisions  entered   into  in  the
      ordinary course of business and consistent with past practices;

          (iv) any restriction or encumbrance with respect to a Subsidiary Guarantor imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary Guarantor, so long as such sale or disposition is permitted under this Agreement; and

           (v) Permitted Liens and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

            7.05 Transactions with Affiliates. Holdings and the Obligor will not, and will not permit any of their respective Subsidiaries to, enter into any transaction or series of transactions after the Effective Date whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate, provided that the foregoing restrictions shall not apply to (i) employment arrangements entered into in the ordinary course of business with officers of Holdings and its Subsidiaries, (ii) customary fees paid to members of the Board of Directors of Holdings and of its Subsidiaries, (iii) capital contributions made by Holdings to the Obligor, (iv) all transactions between or among Holdings and its Subsidiaries, (v) all immaterial transactions with the officers or members of the Board of Directors of Holdings or its Subsidiaries and (vi) all immaterial transactions with Affiliates.

            7.06 Vessel Management; Registry. Holdings and the Obligor will not, and will not permit any of their Subsidiaries to, (i) change the overall management of any drilling rig from Holdings or any of its Subsidiaries or
(ii) change the national registry of any drilling rig.

            7.07 Coverage Ratio. Holdings will not permit the ratio of (i) Consolidated EBITDAR to (ii) the sum of Consolidated Interest Expense plus Consolidated Rent Expense for any fiscal quarter of Holdings to be less than 4.00:1.00.

            7.08 Working Capital. Holdings will not permit Working Capital on the last day of any fiscal quarter of Holdings to be less than $0 if Working Capital was less than $0 on the last day of the immediately preceding fiscal quarter.

            7.09 Leverage Ratio. Holdings will not permit the Leverage Ratio at the end of any fiscal quarter ending prior to the Maturity Date to be greater than 0.50:1.00.

            SECTION 8. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

            8.01 Payments. The Obligor shall default, and such default shall continue for three or more Business Days after notice by the Bank, in the payment when due of any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

            8.02  Representations,   etc.  Any  representation,   warranty  or
statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

            8.03 Covenants. Holdings or the Obligor shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.08 or Section 7 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01, 8.02 or clause (a) of this Section 8.03) con-tained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the Obligor by the Bank; or

            8.04 Default Under Other Agreements. (a) Holdings, the Obligor or any of their respective Subsidiaries shall (i) default in any payment with respect to any Indebtedness (including, without limitation, the Obligations as defined in the Existing Credit Agreement) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition results in acceleration or the renegotiation of the material payment terms of any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of Holdings or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not constitute an Event of Default pursuant to this Section 8.04 unless the aggregate principal amount of such Indebtedness in default exceeds $5,000,000 at any one time; or

            8.05 Bankruptcy, etc. Holdings, the Obligor or any of their respective Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Holdings, the Obligor or any of their respective Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Obligor or any of their respective Subsidiaries; or Holdings, the Obligor or any of their respective Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dis-solution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Obligor or any of their respective Subsidiaries; or there is commenced against Holdings, the Obligor or any of their respective Subsidiaries any such case or proceeding which remains undismissed for a period of 60 days; or Holdings, the Obligor or any of their respective Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; Holdings, the Obligor or any of their respective Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Obligor or any of their respective Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, the Obligor or any of their respective Subsidiaries for the purpose of effecting any of the foregoing; or

            8.06 Guaranty. The Guaranty or any provision thereof shall cease to be in full force and effect, or the Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm all or any portion of the Guarantor's obligation thereunder, or the Guarantor shall default in the observance of any term, covenant or agreement on its part to be performed or observed pursuant thereto and such default (other than any default arising from a failure to make any payment thereunder) shall continue unremedied for a period of at least 30 days after notice to the Obligor by the Bank; or

            8.07 Judgments. One or more judgments or decrees shall be entered against Holdings or the Obligor involving a liability of $1,000,000 or more in the case of any one such judgment or decree and $5,000,000 or more in the aggregate for all such judgments and decrees for Holdings and the Obligor (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

            8.08 Employee Benefit Plans. (a)(i) A contribution required to be made with respect to any (x) employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary or an ERISA Affiliate or (y) Foreign Pension Plan has not been timely made or (ii) Holdings or any Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA); (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) which lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Bank, will have a Material Adverse Effect; or

            8.09  Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Bank shall, by written notice to the Obligor, take any or all of the following actions, without prejudice to the rights of the Bank to enforce its claims against any Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 8.05 shall occur with respect to the Obligor, the result which would occur upon the giving of written notice by the Bank as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Commitment termi-nated, whereupon the Commitment shall terminate immediately and any Commitment Commission or any other Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare all obligations owing hereunder (including, without limitation, Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Obligor to pay (and the Obligor hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.05 in respect of the Obligor, it will pay) to the Bank at the Payment Office such additional amounts of cash, to be held as security for the Obligor's reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and (v) apply any amounts held as cash collateral pursuant to Section 3.01 or this Section 8 to repay Obligations.

            SECTION  9.  Definitions.  As  used  herein,  the  following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

            "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

            "Agreement" shall mean this Letter of Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

            "Approved Bank" shall have the meaning provided in the definition of "Cash Equivalents."

            "Approved  Company"  shall  have   the  meaning  provided  in  the
definition of "Cash Equivalents."

            "Arcade" shall mean Arcade Drilling AS, a Norwegian Corporation.

            "Authorized Officer" shall mean any officer of Holdings or the Obligor designated as such in writing to the Bank by Holdings or the Obligor.

            "Bank" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Bank appointed pursuant to Section 10.04.

            "Bankruptcy Code" shall have the meaning provided in Section 8.05.

            "Base Rate" shall mean the rate which CBK announces from time to time as its prime lending rate, the Base Rate to change when and as such prime lending rate changes.

            "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the Cities of New York and/or London a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments on, Letters of Credit, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

            "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting princi-
ples) and the amount of Capitalized Lease Obligations incurred by such Person.

            "Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

            "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of Holdings or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

            "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of
(x) the Bank, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Corporation ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Bank or Approved Bank or by the parent company of the Bank or any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equiv-alent thereof by Moody's (any such company, an "Approved Company"), or guaran-teed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition and (v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iv) above.

            "CBK" shall mean Christiania Bank og Kreditkasse, New York Branch.

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq.

            "Change of Control" shall mean (a) Holdings shall at any time cease to own 100% of the capital stock of the Obligor or, directly or indirectly, any Subsidiary Guarantor, (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Holdings or (c) during any period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings then in office.

            "Claims" shall have the meaning provided in the definition of "Environmental Claims."

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

            "Commitment" shall mean the Bank's Commitment to issue Letters of Credit to the extent the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of and prior to the issuance of, the respective Letter of Credit) do not exceed $20,000,000.

            "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by Holdings and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of Holdings and its Subsidiaries, provided that Consolidated Capital Expenditures shall in any event include the purchase price paid in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to "drilling and other property and equipment" provided further, that Consolidated Capital Expenditures shall only include the amount thereof actually paid in cash during such period.

            "Consolidated Current Assets" shall mean, the current assets of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, including cash and Cash Equivalents.

            "Consolidated Current Liabilities" shall mean, the current liabilities of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but excluding (i) the current portion under the Holdings Convertible Debentures and (ii) the current liability associated with the required repayment of "Loans" in connection with the "Scheduled Commitment Reduction" occurring on the "Maturity Date" (all as defined in the Existing Credit Agreement).

            "Consolidated EBIT" shall mean, for any period, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs to the extent deducted in determining Consolidated Net Income and (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.

            "Consolidated EBITDAR" shall mean, for any period, the sum of the amounts for such period of (i) Consolidated EBIT, (ii) depreciation expense,
(iii) amortization expense and (iv) Consolidated Rent Expense, all as determined on a consolidated basis in accordance with GAAP.

            "Consolidated Funded Indebtedness" shall mean, all Indebtedness of Holdings and its Subsidiaries calculated on a consolidated basis in accordance with GAAP; provided that with respect to calculations made pursuant to Section
8.10 only, Funded Debt shall exclude up to $200,000,000 of unsecured subordinated debt issued by Holdings in one or more public offerings following the Effective Date, which shall (i) mature after the Maturity Date, (ii) not have any principal payments prior to the Maturity Date, and (iii) be explicitly subordinated to this Facility.

            "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capital Leases) of Holdings and its Subsidiaries in accordance with GAAP on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing.

            "Consolidated Net Income" shall mean for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

            "Consolidated Net Worth" shall mean, at any time, shareholders equity (excluding treasury stock) of Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

            "Consolidated Rent Expense" shall mean for any period, the rent expense of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP.

            "Contingent  Obligations"   shall  mean  as  to   any  Person  any
obligation  of  such   Person  guaranteeing  or  intending  to  guarantee  any
Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

            "Credit Documents" shall mean this Agreement and any documents executed in connection herewith.

            "Credit Event" shall mean and include the issuance of a Letter of Credit.

            "Credit Party" shall mean Holdings and the Obligor.

            "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Dividends" shall have the meaning provided in Section 7.04.

            "Effective Date" shall have the meaning provided in Section 10.09.

            "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined by Regulation D of the Securities Act of 1933).

            "Employee Benefit Plan" shall have the meaning provided in Section 8.08.

            "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by Holdings or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation,
(a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

            "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limita-tion, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33
U.S.C.  1251 et seq.; the  Toxic Substances Control Act, 15 U.S.C.   7401 et
seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq. and any applicable state and local or foreign counterparts or equiv-alents.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA, amend-atory thereof, supplemental thereto or substituted therefor.

            "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or any Subsidiary would be deemed to be a "single employer" (i) within the meaning of Sections 414(b), (c), (m) and (o) of the Code or (ii) as a result of Holdings or any Subsidiary being or having been a general partner of such person.

            "Event of Default" shall have the meaning provided in Section 8.

            "Existing Credit Agreement" shall have the meaning provided in the recitals to this Agreement.

            "Existing Indebtedness" shall have the meaning provided in Section 5.18.

            "Existing  Letter of  Credit" shall  have the meaning  provided in
Section 1.01(a).

            "Facility" shall mean the letter of credit facility established under this Agreement.

            "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 2.01.

            "Foreign Pension Plan" means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

            "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 7, including defined terms as used therein, are subject (to the extent provided therein) to Section 10.06(a).

            "Guaranteed Obligations" shall mean all obligations of the Obligor to the Bank for the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Obligor to the Bank now existing or hereafter in-curred under, arising out of or in connection with this Agreement or any other Credit Document and the due performance and compliance with all the terms, conditions and agreements contained in the Credit Documents by the Obligor.

            "Guarantor" shall mean Holdings.

            "Guaranty" shall mean the guaranty of Holdings pursuant to Section 11 hereof.

            "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained, electric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

            "Holdings" shall have the meaning provided in the first paragraph of this Agreement.

            "Holdings Convertible Debentures" shall mean Holdings' 8% Senior Subordinated Convertible Debentures due December 1998.

            "Indebtedness" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person (other than Contingent Obligations arising from the guaranty by such Person of the obligations of Holdings, the Obligor and/or their respective Subsidiaries to the extent such guaranteed obligations are permitted under this Agreement); provided that Indebtedness shall not include
(x) trade payables and accrued expenses, in each case arising in the ordinary course of business and (y) Indebtedness of a direct or indirect Subsidiary of Holdings (the "Relevant Subsidiary"), of which neither Holdings, nor the Obligor, nor any of their Subsidiaries other than the Relevant Subsidiary is liable or obligated in any manner.

            "Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect any Credit Party against interest rate risk.

            "L/C Supportable Obligations" shall mean such obligations of the Obligor, the Guarantors or their Subsidiaries (other than obligations in respect of Indebtedness) as are not inconsistent with the policies of the Bank.

            "Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

            "Letter of  Credit" shall  have the  meaning  provided in  Section
1.01(a).

            "Letter of Credit Fee" shall have the meaning provided in Section 2.01(a).

            "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

            "Letter of  Credit Request"  shall  have the  meaning provided  in
Section 1.02(a).

            "Leverage Ratio" shall mean, at any date of determination, the ratio of Consolidated Funded Indebtedness on such date to Total Capitalization on such date.

            "Lien" shall mean any mortgage, pledge, security interest, security title, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof) other than arising from an event constituting a Total Loss (as defined in the Existing Credit Agreement).

            "Margin Stock" shall have the meaning provided in Regulation U.

            "Material Adverse Effect" shall mean a material adverse effect on the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Obligor or Holdings and its Subsidiaries taken as a whole.

            "Maturity Date" shall mean June 30, 1998.

            "Notice Office" shall mean the office of the Bank at 11 West 42nd Street, 7th Floor, New York, New York 10036 or such other office as the Bank may designate to the Obligor from time to time.

            "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Bank pursuant to the terms of this Agreement or any other Credit Document.

            "Obligor" shall have the meaning provided in the first paragraph of this Agreement.

            "Payment Office" shall mean the office of the Bank at 11 West 42nd Street, 7th Floor, New York, New York 10036 or such other office as the Bank may designate to the Obligor from time to time.

            "PBGC"  shall  mean  the  Pension  Benefit   Guaranty  Corporation
established pursuant to Section 4002 of ERISA, or any successor thereto.

            "Permitted Liens"  shall mean Liens permitted  pursuant to Section
8.03 of the Existing Credit Agreement.

            "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

            "Plan" shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate.


            "Projections" shall mean the financial projections, together with adjustments thereto, previously delivered to the Bank and prepared on a basis consistent with the financial statements referred to in Section 5.10(a).

            "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.

            "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

            "Register" shall have the meaning provided in Section 10.15.

            "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

            "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

            "Relevant Subsidiary" shall have the meaning provided in the definition of Indebtedness.

            "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .13, .14, .16, .18, .19 or
 .20 of PBGC Regulation Section 2615.

            "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

            "Stated Amount" of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

            "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of Holdings.

            "Subsidiary Guarantor" shall have the meaning assigned in the Existing Credit Agreement.

            "Taxes" shall have the meaning provided in Section 3.03(a).

            "Total Capitalization" shall mean, at any time, the sum of Consolidated Funded Indebtedness and Consolidated Net Worth at such time.

            "Unfunded Current Liability" of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

            "Unpaid  Drawing"  shall  have  the meaning  provided  in  Section
1.03(a).

            "Unutilized Commitment" shall mean the excess of the Commitment over the Letter of Credit Outstandings at such time.

            "US Dollar Equivalent" shall mean, at any time for the determination thereof, the amount of US Dollars necessary to purchase the amount of the relevant currency at the spot exchange rate therefor as quoted by the Bank as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

            "US Dollars" shall mean freely transferable lawful money of the United States.

            "Voting Stock" shall mean, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such a contingency.

            "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' qualifying shares or shares held by a nominee or in trust for such Person, is owned directly or indirectly by such Person.

            "Working Capital" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities exclusive of the Holdings Convertible Debentures.

            "Written"  or  "in  writing"  shall   mean  any  form  of  written
communication or a communication by means of telex or facsimile transmission.

            SECTION 10.  Miscellaneous.

            10.01 Payment of Expenses, etc. The Obligor agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case) and, after the occurrence and during the continuance of an Event of Default, all expenses incurred in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the actual reasonable fees and disbursements of counsel for the Bank); (ii) pay and hold the Bank harmless from and against any and all present and future stamp and other sim-ilar taxes with respect to the foregoing matters and save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Bank) to pay such taxes; and (iii) indemnify the Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Letter of Credit hereunder or the consummation of any transactions contemplated in any Credit Document, whether initiated by the Obligor or any other Person, including, without limitation, the actual reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) or (b) the actual or alleged presence of Hazardous Materials in the air, surface water, groundwater, surface or subsurface of any Real Property, offshore drilling rig, facility or location at any time owned or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation or disposal of Hazardous Materials at any Real Property, offshore drilling rig, facility or location at any time owned or operated by Holdings or any of its Subsidiaries, the non-compliance of any Real Property, offshore drilling rig, facility or location at any time owned or operated by Holdings or any of its Subsidiaries with federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applic-able to any such Real Property, offshore drilling rig, facility or location, or any Environmental Claim asserted against Holdings, any of its Subsidiaries, or any Real Property, offshore drilling rig, facility or location at any time owned or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the actual reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, lia-bilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Bank set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Obligor shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

            10.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Obligor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Bank (including without limitation by branches and agencies of the Bank wherever located) to or for the credit or the account of the Obligor against and on account of the Obligations and liabilities of the Obligor to the Bank under this Agreement or under any of the other Credit Documents and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

            10.03  Notices.  (a)    Except  as  otherwise  expressly  provided
herein, all notices and other communications provided for hereunder shall be in writing (including telex or telecopier communication) and mailed, telexed, telecopied or delivered, if to Holdings or its Subsidiaries, at the address specified opposite its signature below or in the other relevant Credit
Documents, as the case may be; if to the Bank, at its Notice Office; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be effective when received.

            (b) Without in any way limiting the obligation of the Obligor to confirm in writing any telephonic notice permitted to be given hereunder, the Bank may, prior to receipt of written confirmation, act without liability upon the basis of such telephonic notice believed by the Bank in good faith to be from an Authorized Officer of the Obligor. In each such case, the Obligor hereby waives the right to dispute the Bank's record of the terms of such telephonic notice.

            10.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Obligor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bank. The Bank may at any time grant participations in any of its rights hereunder to another financial institution, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against the Bank in respect of such participation to be those set forth in the agreement executed by the Bank in favor of the participant relating thereto) and all amounts payable by the Obligor hereunder shall be determined as if the Bank had not sold such parti-cipation, except that the participant shall be entitled to the benefits of Sections 1.04 and 3.03 of this Agreement to the extent that the Bank would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that the Bank shall not transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) reduce the rate or extend the time of payment of interest or Fees (except in connection with a waiver of the applicability of any post-default increase in interest rates), or increase such participant's participating interest in any Commitment over the amount thereof then in effect or (ii) consent to the assignment or transfer by the Obligor of any of its rights and obligations under this Agreement.

            (b) Notwithstanding the foregoing, (x) the Bank may assign all or a portion of its outstanding Commitment and its rights and obligations here-under to its Affiliate and (y) with the consent of the Obligor (which consent shall not be unreasonably withheld), the Bank may assign all or a portion of its outstanding Commitment and its rights and obligations hereunder to one or more Eligible Transferees. If the Bank so sells or assigns all or a part of its rights hereunder, any reference in this Agreement to the Bank shall there-after refer to the Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were the Bank. Each assignment pursuant to this
Section 10.04(b) shall be effected by the Bank and the assignee bank executing an assignment and assumption agreement. The Bank and the Obligor agree to execute such documents (including, without limitation, amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing.

            (c) Notwithstanding any other provisions of this Section 10.04, no transfer or assignment of the interests or obligations of the Bank hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require Holdings or the Obligor to file a registration statement with the SEC.

            (d) The Bank hereby represents, and each Person will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) which makes loans in the ordinary course of its business and that it will make or acquire Letters of Credit for its own account in the ordinary course of such business, provided that subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Person shall at all times be within its exclusive control.

            10.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between Holdings or any of its Subsidiaries and the Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege here-under or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege here-under or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have. No notice to or demand on Holdings or any of its Subsidiaries in any case shall entitle Holdings or any of its Subsidiaries to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank to any other or further action in any cir-cumstances without notice or demand.

            10.06 Calculations; Computations. (a) The financial statements to be furnished to the Bank pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings or the Obligor to the Bank), provided that (x) except as otherwise specifically provided herein, all computations determining compliance with
Section 7, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 1995 historical financial statements of Holdings delivered to the Bank pursuant to Section 5.10(b) and (y) that if at any time the computations determining compliance with Section 7 utilize accounting principles different from those utilized in the financial statements furnished to the Bank, such financial statements shall be accompanied by reconciliation work-sheets.

            (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

            10.07 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, HOLDINGS AND THE OBLIGOR HEREBY IRREVOCABLY ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. HOLDINGS AND THE OBLIGOR FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE OBLIGOR LOCATED OUTSIDE NEW YORK CITY AND BY HAND DELIVERY TO THE OBLIGOR LOCATED WITHIN NEW YORK CITY, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 10.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE OBLIGOR IN ANY OTHER JURISDICTION.

            (b) HOLDINGS AND THE OBLIGOR HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

            (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

            10.08 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Obligor and the Bank.

            10.09 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which Holdings, the Obligor and the Bank shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Bank at the Payment Office of the Bank.

            10.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            10.11 Amendment or Waiver. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Obligor and the Bank.

            10.12 Survival. All indemnities set forth herein including, without limitation, in Section 1.04, 1.05, 3.03 or 10.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Letters of Credit.

            10.13 Domicile of Letters of Credit. The Bank may transfer and carry its Letters of Credit at, to or for the account of any branch office, subsidiary or Affiliate of the Bank, provided that the Obligor shall not be responsible for costs arising under Section 1.04 or 3.03 resulting from any such transfer (other than a transfer pursuant to Section 1.12(a)) to the extent not otherwise applicable to the Bank prior to such transfer.

            10.14 Confidentiality. Subject to Section 10.04, the Bank shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking prac-tices and in any event may make disclosure reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Letters of Credit or participation therein (so long as such transferee or participant agrees to be bound by the provisions of this Section 10.14) or as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, the Bank shall notify the Obligor of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall the Bank be obligated or required to return any materials furnished by Holdings or any Subsidiary.

            10.15  Registry.  The Obligor hereby designates the  Bank to serve as the Obligor's agent, solely for purposes of this Section 10.15, to maintain a register (the "Register") on which it will record the Commitments, the Letters of Credit issued and outstanding hereunder and each repayment in respect of Unpaid Drawings. Failure to make any such recordation, or any error in such recordation shall not affect the Obligor's obligations in respect of such Letters of Credit. The transfer of the Commitments of the Bank and the rights to the fees and interest on, any Letter of Credit issued pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Bank with respect to ownership of such Commitment and prior to such recordation all amounts owing to the transferor with respect to such Commitment shall remain owing to the transferor.

            SECTION 11.  Holdings Guaranty.

            11.01 The Guaranty. In order to induce the Bank to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Holdings from the issuance of the Letters of Credit, Holdings hereby agrees with the Bank as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of the Guaranteed Obligations of the Obligor to the Bank. If any or all of the Guaranteed Obligations of the Obl-igor to the Bank becomes due and payable hereunder, Holdings unconditionally promises to pay such indebtedness to the Bank, on order, or demand, together with any and all reasonable expenses which may be incurred by the Bank in col-lecting any of the Guaranteed Obligations.

            11.02 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of the Obligor to the Bank whether or not then due or payable by the Obligor upon the occurrence in respect of the Obligor of any of the events specified in Section 8.05, and unconditionally and irrevocably promises to pay such Guaranteed Obligations to the Bank, on order, or demand, in lawful money of the United States. Holdings' guaranty of the payment of any and all of the Guaranteed Obligations hereunder shall constitute a guaranty of payment, and not of collection.

            11.03 Nature of Liability. The liability of Holdings hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of the Obligor whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Obligor or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of the Obligor, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissol-ution, termination or increase, decrease or change in personnel by the Obl-igor, or (e) any payment made to the Bank on the indebtedness which the Bank repay the Obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by rea-son of any such proceeding.

            11.04 Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor or the Obligor, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor or the Obligor and whether or not any other guarantor or the Obligor be joined in any such action or actions. Holdings waives, to the fullest extent permit-ted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Obligor or other circumstance which operates to toll any statute of limitations as to the Obl-igor shall operate to toll the statute of limitations as to Holdings.

            11.05 Waiver of Notice, etc. Holdings hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Bank against, and any other notice to, any party liable thereon (including Holdings, any other guarantor or the Obligor).

            11.06 Authorization. Holdings authorizes the Bank without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

            (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

            (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

            (c) exercise or refrain from exercising any rights against the Obligor or others or otherwise act or refrain from acting;

            (d) release or substitute any one or more endorsers, guarantors, the Obligor or other obligors;

            (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Obligor to its creditors other than the Bank;

            (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Obligor to the Bank regardless of what liability or liabilities of Holdings or the Obligor remain unpaid;

            (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

            (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Section 13.

            11.07 Reliance. It is not necessary for the Bank to inquire into the capacity or powers of the Obligor or its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

            11.08 Subordination. Any of the indebtedness of the Obligor relating to the Guaranteed Obligations now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations of the Obligor owing to the Bank; and if the Bank so requests at a time when an Event of Default exists, all such indebtedness relating to the Guaranteed Obligations of the Obligor to Holdings shall be collected, enforced and received by Holdings for the benefit of the Bank and be paid over to the Bank on account of the Guaranteed Obligations of the Obligor to the Bank, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Guar-anty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any of the indebtedness relating to the Guaranteed Obligations of the Obligor to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

            11.09  Waiver.  (a) Holdings waives  any right (except as shall be required by  applicable statute and cannot  be waived) to require  the Bank to
(i) proceed against the Obligor, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Obligor, any other guarantor or any other party or (iii) pursue any other remedy in the Bank's power whatsoever. Holdings waives any defense based on or arising out of any defense of the Obligor, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of the Obligor, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Obligor other than payment in full of the Guaranteed Obligations. The Bank may, at its election, foreclose on any security held by the Bank by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Bank may have against the Obligor or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives any defense arising out of any such election by the Bank, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Obligor or any other party or any security.

            (b) Holdings waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of the Obligor's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that the Bank shall have no duty to advise Holdings of information known to them regarding such cir-cumstances or risks.


                         *             *            *



            (c) IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:                      READING & BATES CORPORATION

901 Threadneedle
Suite 200
Houston, Texas  77079         By
Attn:  General Counsel           Name:
Telephone:  (713) 496-5000       Title:
Facsimile:  (713) 496-0285


                              READING & BATES DRILLING CO.



                              By
                                  Name:
                                  Title:


11 West 42nd Street           CHRISTIANIA BANK OG KREDITKASSE, NEW YORK
7th Floor                     BRANCH
New York, NY  10036
Attn:  Hans Chr. Kjelsrud
Tel. No.:  (212) 827-4800
Fax No.:   (212) 827-4888     By
                                  Name:
                                  Title:



                              By
                                  Name:
                                  Title: